Exhibit 10(lxi)

                            WESTFINANCE CORPORATION

                          3201 NEW MEXICO AVENUE. N.W.
                                   SUITE 350
                             WASHINGTON, D.C. 20016
                                     -------
                                 (202)895-1390


                               AGREEMENT between

                             FREDERICK BREWING CO.
                                      and
                            WESTFINANCE CORPORATION

                                      for:

          THE RETENTION OF WESTFINANCE CORPORATION AS FINANCING AGENT


         1. For obtaining financing of Five Million ($5,000,000) dollars for FREDERICK BREWING CO., Westfinance will be paid a cash fee equal to 6% of that amount when provided by investors whom Westfinance identifies in writing to FBC, whom FBC acknowledges as Westfinance's investors, and who are then placed in direct contact with FBC by Westfinance. Such fee will be payable only upon receipt of the monies and closing thereon by FBC. Should Westfinance obtain financing for FBC of less than $5,000,000, its fee shall be 8% of the amount obtained up to $500,000, 7% of the next $500,000 and 6% of the excess over $1,000,000.

         2.a. For financial advisory services provided by Westfinance it will be paid a cash fee of 1% of all monies obtained from sources who are not Westfinance investors, payable only upon receipt of the monies and closing thereon by FBC. Notwithstanding the foregoing, monies obtained from pending financing in an amount of approximately three million dollars in the form of subordinated debt and/or equity if provided by Private Capital Source, Ltd. and World Capital Funding respectively, are specifically excluded from the provisions of this paragraph.

         2.b. Westfinance shall also receive as additional compensation warrants equal to 1% of the company's presently outstanding shares, exercisable no later than five years from the date of this agreement, at the same price paid by the investor(s). Should Westfinance obtain financing for FBC of less than $5,000,000 the number of warrants it shall receive will be reduced proportionately, but in no event to a number less than 0.5% of FBC's presently outstanding shares. The underlying shares shall have piggyback registration rights.

         2.c. Westfinance's financial advice shall include but not be limited to counseling FBC on the structuring of the financing, with particular emphasis on identifying alternative structures and advising on the advantages and disadvantages of each. Westfinance will also advise on valuation and pricing.

         3. FBC will promptly reimburse Westfinance, upon receipt of invoice, for all expenses specifically related to its service to FBC. Prior approval will be secured by Westfinance if such expenses exceed $500. FBC will be responsible for all of its own costs.

TERM

         Westfinance will be the exclusive financing agent for FBC for a period of 90 days from the date of this agreement, unless extended by mutual consent. Westfinance will be deemed to be the procuring cause with regard to any and all prospective investors it identifies in writing to FBC during this period and whom FBC acknowledges as Westfinance's investors, and thus will be entitled to the compensation described above should any such prospective investors provide FBC with funds; provided such investment occurs within twelve months following the end of the term of this agreement unless such investment is part of a scheduled investment extending over a longer period of time. FBC reserves the right to accept or reject, at its own discretion, any investor or the terms of any particular offer. This agreement constitutes the only valid agreement between the parties.

    AGREED AND ACCEPTED:

Date: November 4, 1998                                  /s/ C. Stevens Avery, II
      -----------------------                           ------------------------
                                                        C. Stevens Avery, II
                                                        President

By: /s/ Kevin E. Brannon
    -------------------------
    Chairman & CEO
    Frederick Brewing Co.

                            WESTFINANCE CORPORATION

                          3201 NEW MEXICO AVENUE. N.W.
                                   SUITE 350
                             WASHINGTON, D.C. 20016
                                     -------
                                 (202) 895-1390


                 MERGER & ACQUISITION TRANSACTION FEE AGREEMENT


Transaction Fee:                                  Monthly Retainer:
----------------                                  -----------------

first and second million-       5%
third and fourth million-       4%
fourth and fifth million-       3%
fifth and sixth million-        2%
thereafter-                     1%

1. Westfinance Corporation (WFC) will represent Frederick Brewing Co. ("FBC") to potential M&A candidates relying on data and estimates furnished by FBC. WFC will clear all contacts in advance; FBC will advise WFC of prior efforts and all other contacts.

2. Transaction fee will be payable in cash at time of closing if FBC accepts transaction
      a. through the introduction or efforts of WFC within 24 months of date below; or
      b.    with any source whatever during period of exclusivity.

3. Transaction fee will be reduced by the advance retainer and will constitute full settlement for all transaction fees and expenses except:
      a. out-of-pocket expenses (such as distant travel) specifically authorized by FBC; and
      b. subsequent payments of any description, including the assumption of leases, that had been negotiated as part of the transaction.

4.    FBC has corporate authority to pay the fees set forth above.

5. This agreement is exclusive, may be terminated in writing after 180 days and will be arbitrated under the rules of the American Arbitration Association in case of dispute, except that paragraphs 2(a) and 3 shall survive such termination.

Frederick Brewing Co.                                  Date: 11/4/98

/s/ Kevin E. Brannon                                   /s/ C. Stevens Avery, II.
--------------------------------                       -------------------------
Kevin E. Brannon, Chairman & CEO                       C. Stevens Avery, II.
Frederick Brewing Co.                                  President
                                                       Westfinance Corporation